Exhibit 23B


                        CONSENT OF INDEPENDENT AUDITORS


               We consent to the incorporation by reference in this registration statement of AT&T Corp. (the "Company") on Form S-3 of our reports, dated January 26, 1998 (September 23, 1998 as to Note 15), on our audits of the consolidated financial statements and consolidated financial statement schedule of the Company, as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which reports are included in the Company's Current Report on Form 8-K/A, as amended as of January 8, 1999. We also consent to the reference to our firm under the caption "Experts."


PricewaterhouseCoopers LLP
New York, New York
January 25, 1999